Exhibit 99.1

JOINT FILING AGREEMENT

AGREEMENT dated as of February 12, 2025, by and among K&F Growth Acquisition LLC II, Edward King and Daniel Fetters (together, the “Parties”).

Each Party hereto represents to the other Party that it is eligible to use Schedule 13D to report its beneficial ownership of Class A ordinary shares, $0.0001 par value, of K&F Growth Acquisition Corp. II, as of February 12, 2025, relating to such beneficial ownership, being filed on behalf of each of them.

Each of the Parties agrees to be responsible for the timely filing of the Schedule 13D and any and all amendments thereto and for the completeness and accuracy of the information concerning itself contained in the Schedule 13D, and the other Party to the extent it knows or has reason to believe that any information about the other Party is inaccurate.

Date: February 12, 2025	K&F Growth Acquisition LLC II

	By:	/s/ Daniel Fetters
		Name:	Daniel Fetters
		Title:	Co-Managing Member

Date: February 12, 2025

	By:	/s/ Edward King
Edward King

Date: February 12, 2025		/s/ Daniel Fetters
Daniel Fetters